UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2008
Aspect Medical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24663	04-2985553

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Upland Road Norwood, Massachusetts	02062

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 559-7000

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On March 21, 2008, Aspect Medical Systems, Inc. (“Aspect”) entered into a BISx International License Agreement (the “License Agreement”) with Nihon Kohden Corporation (“NK”). Pursuant to the terms of the License Agreement, Aspect has agreed to sell to NK and NK has agreed to purchase from Aspect and distribute BISx Systems and related parts and accessories manufactured by Aspect (the “BISx Products”). NK has agreed that it will only use the BISx Products as components in, incorporated into, or integrated with, systems and products of NK that NK, or its affiliates, sells or leases to third-party users in the regular course of business.
     Aspect has granted to NK, its affiliates, distributors and sub-distributors, a non-exclusive license to use software provided by Aspect solely in connection with the operation of the BISx Products. The BISx Products are to be purchased by NK by means of purchase order. The prices charged by Aspect for the BISx Products are as set forth in the License Agreement.
     Aspect has also agreed that it will not grant any right and license to distribute BISx Systems within Japan to other manufacturers, subject to limited exceptions. In addition, NK has agreed that it will not, subject to certain exceptions, develop, market or manufacture monitoring equipment that is designed to: (i) monitor the depth or effects of anesthesia or sedation being administered to patients; and (ii) indicate any index of the depth or effects of anesthesia or sedation to assist anesthesiologists and other clinicians to evaluate the depth or effects of anesthesia.
     In order to incorporate the BISx Systems into NK patient monitors, NK has agreed to develop software for NK patient monitors to (i) communicate with the BISx System; (ii) allow the user to configure Bispectral index (“BIS”) parameters; and (iii) display the BIS-related information on the NK patient monitor display. Aspect will provide NK with necessary technical information to facilitate the development of communications software to interface with NK patient monitors. Aspect will design, develop and test the BISx System according to specifications agreed to with NK. After NK has completed the integration of BIS Products into NK patient monitors, Aspect will “certify” this integration (as described in the License Agreement).
     In connection with the BISx Products sold by Aspect pursuant to the License Agreement, Aspect provides a warranty to NK that such BISx Products will be free from defects in workmanship or materials, when given normal, proper and intended usage for a specified period of time. In the event that NK exercises its rights in connection with this warranty, Aspect will either repair or replace the BISx Product or a part thereof that Aspect reasonably determines to be covered by the warranty and to be defective in workmanship or materials.
     Pursuant to the terms of the License Agreement, NK will indemnify Aspect and its affiliates from all liabilities, claims, damages, losses, costs, expenses, demands, suits and actions (collectively, “Damages”) arising out of: (i) NK’s failure to comply with relevant laws and regulations; (ii) personal injuries and/or property damages resulting from the software developed and manufactured by NK or the failure of NK to follow the technical information provided by Aspect in connection with incorporating Aspect’s products for use with NK patient monitors; or (iii) NK’s making representations or warranties with respect to the BISx Systems that are not authorized by Aspect.
     Pursuant to the terms of the License Agreement, subject to certain limitations, Aspect will indemnify NK and its affiliates from all Damages arising out of: (i) the products infringing on the intellectual property rights of third parties; (ii) use of Aspect trademarks in accordance with the License Agreement that infringes on the trademark, service mark, or trade name rights of third parties; or (iii) personal injuries and/or property damages resulting from the product. In the event the BISx System infringes on an intellectual property right of a third party, is enjoined or Aspect reasonably believes that it is likely to infringe or likely to be enjoined, Aspect shall, at its sole cost and expense, either (i) procure for NK the right to continue manufacturing, using and selling the BISx System, or (ii) replace the BISx System with a non-infringing BISx System of equivalent functionality. If neither are practicable, either party may terminate the License Agreement, effective upon written notice to the other party.
     The term of the License Agreement commenced on March 21, 2008 and, unless terminated sooner, expires five years following approval by the Japanese Ministry of Health, Labor and Welfare of the BISx System. The term of the License Agreement shall be renewed automatically for successive 12-month periods, unless either party provides written notice of termination to the other party at least six months prior to the expiration of the License Agreement or any renewal term.
     Aspect and NK are parties to an International Distribution Agreement, dated January 21, 1998, pursuant to which NK acts as an exclusive distributor of Aspect’s BIS monitors and related products in Japan. Sales to Nihon Kohden represented approximately 15%, 12% and 19% of Aspect’s international revenue in 2007, 2006 and 2005, respectively.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT MEDICAL SYSTEMS, INC.
Date: March 27, 2008	By:	/s/ Michael Falvey
Michael Falvey
Vice President and Chief Financial Officer